                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]
Filed by a party other than the Registrant  [ ]


Check the appropriate line:



 [ ] Preliminary Proxy Statement        [X] Definitive Proxy Statement
 [ ] Definitive Additional Materials    [ ] Soliciting Material pursuant to Rule 14a-11(c)
                                            or Rule 14a-12

                           THE COSMETIC CENTER, INC.
          ----------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


          ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
(5) Total fee paid:


--------------------------------------------------------------------------------
 [ ] Fee paid previously with preliminary materials:


--------------------------------------------------------------------------------
 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


(1) Amount Previously Paid:

--------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement Number:


--------------------------------------------------------------------------------
(3) Filing Party:


--------------------------------------------------------------------------------
(4) Date Filed:


--------------------------------------------------------------------------------

                           THE COSMETIC CENTER, INC.
                           8700 ROBERT FULTON DRIVE
                           COLUMBIA, MARYLAND 21046


                                                                  April 9, 1998


Dear Stockholder:


     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of The Cosmetic Center, Inc., which will be held at 10:00 a.m., local time, on Tuesday, May 5, 1998, at the Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland 21045. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.


     While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope. In either case, you should return the proxy as soon as conveniently possible. This will not limit your right to vote in person or to attend the Annual Meeting.


                                        Sincerely yours,
                                        Jerry W. Levin
                                        Chairman

                           THE COSMETIC CENTER, INC.
                           8700 ROBERT FULTON DRIVE
                            COLUMBIA, MARYLAND 21046


                            ---------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of
The Cosmetic Center, Inc.


     Notice is hereby given that the Annual Meeting of Stockholders of The Cosmetic Center, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Tuesday, May 5, 1998, at the Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland 21045, for the following purposes:


     1. To elect, as described in the Proxy Statement accompanying this Notice, three Class III Directors to serve full three-year terms until the Company's 2001 Annual Meeting of Stockholders.


     2. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998.


     3. To transact such other business as may properly come before the Annual Meeting.


     A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 24, 1998 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during normal business hours at the offices of the Company's Chief Financial Officer, 8700 Robert Fulton Drive, Columbia, Maryland 21046 at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.



     To ensure that your vote will be counted, please complete, date, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Annual Meeting.


                                        BY ORDER OF THE BOARD OF DIRECTORS
                                        Dwight W. Crawley
                                        Senior Vice President and Chief
                                        Financial Officer


April 9, 1998


            PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD
             AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
                  THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
                       IN ACCORDANCE WITH YOUR WISHES.

                           THE COSMETIC CENTER, INC.

                           -------------------------
                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1998
                          -------------------------
     This proxy statement is being furnished by and on behalf of the Board of Directors of The Cosmetic Center, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held at 10 a.m., local time, on Tuesday, May 5, 1998, at the Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland 21045, and at any adjournments thereof. This proxy statement and the enclosed proxy card are first being sent to stockholders on or about April 9, 1998.

     At the Annual Meeting, stockholders will be asked to (1) elect the following persons as Class III directors of the Company to serve until the Company's 2001 Annual Meeting of Stockholders: I. Howard Diener, David N. Dinkins and Harvey Rosenthal; (2) ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998 and (3) take such other action as may properly come before the Annual Meeting or any adjournments thereof.

     The principal executive offices of the Company are located at 8700 Robert Fulton Drive, Columbia, Maryland 21046, and the telephone number is (410) 309-4600.


SOLICITATION AND VOTING OF PROXIES; REVOCATION

     All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR
(1) the election to the Board of Directors of each of the three Class III Director nominees identified in this Proxy Statement and (2) the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998. The Company has no knowledge of any other matters to be brought before the meeting. The deadline for receipt by the Secretary of the Company of stockholder proposals for inclusion at the Annual Meeting was December 5, 1997, and no proposals were so received. However, if any other matters are properly presented before the Annual Meeting for action, in the absence of other instructions it is intended that the persons named on the proxy card and acting thereunder will vote in accordance with their best judgment on such matters.

     The submission of a signed proxy will not affect a stockholder's right to attend, or to vote in person at, the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Chief Financial Officer of the Company, 8700 Robert Fulton Drive, Columbia, Maryland 21046, Attention: Chief Financial Officer, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The accompanying form of proxy is being solicited on behalf of the Board of Directors. Solicitation of proxies may be made by mail and also may be made by personal interview, telephone and facsimile transmission and by directors, officers and employees of the Company without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses incurred in handling proxy materials for beneficial owners.


RECORD DATE; VOTING RIGHTS

     Only holders of record of shares of the Company's Class C common stock, par value $.01 per share ("Class C Common Stock"), at the close of business on March 24, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Pursuant to the merger of Prestige Fragrance & Cosmetics, Inc. ("PFC") with and into the Company, effective April 25, 1997 (the "Merger"), each share of the Company's Class A common stock, par value $.01 per share, outstanding prior to the Merger (the "Class A Common Stock") and Class B common stock, par value

$.01 per share, outstanding prior to the Merger (the "Class B Common Stock") as to which the holder did not receive cash in the cash election in connection with the Merger was converted into the right to receive one share of Class C Common Stock. After the Merger, holders of Class A Common Stock and Class B Common Stock were required to deliver their shares of Class A Common Stock and Class B Common Stock remaining after the cash election to First Union National Bank of North Carolina in order to receive a like number of newly issued shares of Class C Common Stock. On the Record Date, there were issued and outstanding 10,025,601 shares of Class C Common Stock, each of which is entitled to one vote. Of that total, 8,479,335 shares of Class C Common Stock (or approximately 84.6% of the outstanding shares of Class C Common Stock) are owned by Revlon Consumer Products Corporation ("Products Corporation"), a corporation wholly owned by Revlon, Inc., 83.1% of the common stock of which is beneficially owned, and approximately 97.4% of the combined voting power of which is held, by Ronald O. Perelman, 35 East 62nd Street, New York, New York 10022 through Mafco Holdings Inc. ("Mafco Holdings") and REV Holdings Inc. ("REV Holdings"). The presence in person or by duly executed proxy of the holders of a majority in total number of votes of the issued and outstanding shares of Class C Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum in order to transact business. Products Corporation has informed the Company that it will attend the Annual Meeting by proxy and that it will vote FOR (1) the election to the Board of Directors of each of the three Class III Director nominees identified in this Proxy Statement and (2) the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998. Accordingly, a quorum will be present and the affirmative vote of the shares of Class C Common Stock owned by Products Corporation is sufficient, without the concurring vote of any other stockholder of the Company, to approve and adopt each of the proposals to be considered at the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is classified, with three Class I Directors, three Class II Directors and three Class III Directors. Class I directors (Messrs. Drapkin, Fox and Nichols) have a term expiring at the 1999 Annual Meeting of Stockholders, Class II directors (Messrs. Fellows, Halperin and Levin) have a term expiring at the 2000 Annual Meeting of Stockholders and Class III Directors (Messrs. Diener, Dinkins and Rosenthal) have a term expiring at the 1998 Annual Meeting of Stockholders. At each Annual Meeting, Directors are elected for a full term of three years to succeed those directors whose terms expire on the date of the Annual Meeting. At the 1998 Annual Meeting to which this Proxy Statement relates, the three Class III Directors will each be elected for a term expiring at the 2001 Annual Meeting of Stockholders. All of the Class III Director nominees are currently members of the Board of Directors. The proxies solicited hereby will be voted FOR the election of the Class III Director nominees listed herein.

     The Board of Directors has been informed that all of the Class III Director nominees are willing to serve as Directors, but if any of them should decline or be unable to act as a Director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

     The election to the Board of Directors of each of the three Class III Director nominees identified in this Proxy Statement will require the affirmative vote of a plurality of the votes cast by the holders of shares of Class C Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In tabulating the vote, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE THREE CLASS III DIRECTOR NOMINEES IDENTIFIED BELOW.


NOMINEES FOR ELECTION AS CLASS III DIRECTORS AND OTHER CURRENT DIRECTORS

     The name, age, principal occupation for the last five years, selected biographical information and period of service as a Director of the Company of each of the nominees for election as a Class III Director and each of the other current Directors are set forth below. Information regarding the nominees for Class III Director and the other current Directors is as of March 31, 1998. Only the Class III Directors are up for re-election.

CLASS III DIRECTOR NOMINEES

     MR. DIENER (55) has been President and Chief Executive Officer and a Director (Class III) of the Company since April 1997. He served as the President of PFC from September 1995 until the Merger. Prior to joining PFC, he was Executive Vice President of Marketing for McCrory's Stores from 1993 until 1995, Executive Vice President of Rita Ann Distributors from 1991 until 1992, Executive Vice President of People's Drug Stores from 1988 until 1991, Senior Vice President of Merchandising at Rite-Aid Corporation from 1979 until 1988 and Vice President of Merchandising for Dart Drug Corporation from 1968 until 1978. Mr. Diener is a Director of Lincoln Snacks Company, which files reports pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     MR. DINKINS (70) has been a Director (Class III) of the Company since April 1997. He has been a professor at Columbia University School of International and Public Affairs since January 1994. Mr. Dinkins was Mayor of The City of New York from January 1990 through December 1993. Prior to serving as Mayor of The City of New York, Mr. Dinkins served as Manhattan Borough President from 1986 through 1989. Mr. Dinkins is a Director of the following corporations which file reports pursuant to the Exchange Act: Carver Bancorp Inc. and Transderm Laboratories Corporation. He is also a trustee of WSIS Series Trust.

     MR. ROSENTHAL (55) has been a Director (Class III) of the Company since April 1997. He was President and Chief Operating Officer of Melville Corporation, now known as CVS Corporation, from 1994 until October 1996. From 1984 to 1994, Mr. Rosenthal was President and Chief Executive Officer of the CVS division of Melville Corporation. Mr. Rosenthal joined the CVS division of Melville Corporation in 1969 and held various executive positions in merchandising, marketing and operations until 1984. Mr. Rosenthal is a Director of LoJack Corporation, which files reports pursuant to the Exchange Act. He is also a trustee of EQ Advisors Trust.

CLASS I AND CLASS II DIRECTORS

     MR. LEVIN (53) has been Chairman of the Board and a Director (Class II) of the Company since April 1997 and was a Director of PFC from October 1995 until the Merger. He has been Chairman of the Board of Revlon, Inc. and of Products Corporation since November 1995 and a Director of Revlon, Inc. and of Products Corporation since their respective formations in 1992. Mr. Levin was Chief Executive Officer of Revlon, Inc. and of Products Corporation from their respective formations in 1992 until January 1997 and President of Revlon, Inc. and of Products Corporation from their respective formations in 1992 until November 1995. Mr. Levin has been Executive Vice President of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings") since March 1989. For 15 years prior to joining MacAndrews Holdings, he held various senior executive positions with The Pillsbury Company. Mr. Levin is a Director of the following corporations which file reports pursuant to the Exchange Act: Ecolab, Inc., U.S. Bancorp, Inc., Meridian Sports Incorporated, Revlon, Inc. and Products Corporation.

     MR. FOX (41) has been Vice Chairman of the Company since January 1998. He was Vice President of the Company from April 1997 until January 1998 and has been a Director (Class I) of the Company since April 1997. He was a Vice President and a Director of PFC from June 1992 until the Merger. Mr. Fox has been Senior Executive Vice President of Revlon, Inc. and of Products Corporation since January 1997, was Chief Financial Officer of Revlon, Inc. and Products Corporation from their respective formations in 1992 until January 1998 and was also Executive Vice President of Revlon, Inc. and of Products Corporation from their respective formations in 1992 until January 1997. In January 1998, Mr. Fox was appointed President, Strategic and Corporate Development, Revlon Worldwide of Revlon, Inc. and Products Corporation and Chief Executive Officer, Revlon Technologies. Mr. Fox was elected as a Director of Revlon, Inc. in November 1995 and of Products Corporation in September 1994. He has been Senior Vice President of MacAndrews Holdings since August 1990. He was Vice President of MacAndrews Holdings from February 1987 to August 1990 and was Treasurer of MacAndrews Holdings from February 1987 to September 1992. Prior to February 1987, he was Vice President and Assistant Treasurer of MacAndrews Holdings. Mr. Fox joined MacAndrews & Forbes Group, Incorporated in 1983 as Assistant Controller, prior to which time he was a certified public accountant at the international auditing firm of Coopers & Lybrand. Mr. Fox is a Director of The Hain Food Group, Inc., Revlon, Inc. and Products Corporation, each of which files reports pursuant to the Exchange Act.

     MR. DRAPKIN (50) has been a Director (Class I) of the Company since August 1997. He has been a Director of Revlon, Inc. and of Products Corporation since their respective formations in 1992. He has been Vice Chairman of the Board of MacAndrews Holdings and various of its affiliates since March 1987. Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom for more than five years prior to March 1987. Mr. Drapkin is a Director of the following corporations which file reports pursuant to the Exchange Act: Algos Pharmaceutical Corporation, BlackRock Asset Investors, Cardio Technologies, Inc., Genta, Inc., Playboy Enterprises, Inc., Products Corporation, Revlon, Inc., VIMRx Pharmaceuticals Inc. and Weider Nutrition International, Inc. (On December 27, 1996, Marvel Entertainment Group, Inc. ("Marvel"), Marvel Holdings Inc., Marvel (Parent) Holdings Inc. and Marvel III Holdings Inc., of which Mr. Drapkin was a Director on such date, and several subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

     MR. FELLOWS (55) has been a Director (Class II) of the Company since August 1997. He has been President and Chief Executive Officer of Revlon, Inc. and of Products Corporation since January 1997. He was President and Chief Operating Officer of Revlon, Inc. and Products Corporation from November 1995 until January 1997 and has been a Director of Revlon, Inc. since November 1995 and a Director of Products Corporation since September 1994. Mr. Fellows was Senior Executive Vice President of Revlon, Inc. and of Products Corporation and President and Chief Operating Officer of Products Corporation's Consumer Group from February 1993 until November 1995. From 1989 through January 1993, he was a senior executive officer of Mennen Corporation and then Colgate-Palmolive Company, which acquired Mennen Corporation in 1992. From 1986 to 1989 he was Senior Vice President of Revlon Holdings Inc. ("Holdings"). Mr. Fellows is a Director of Revlon, Inc., Products Corporation and VF Corporation, each of which files reports pursuant to the Exchange Act.

     MR. HALPERIN (43) has been a Director (Class II) of the Company since October 1997. Mr. Halperin has been Executive Vice President of MacAndrews Holdings and various of its affiliates and Special Counsel to the Chairman of the Board of MacAndrews Holdings since January 1993. Mr. Halperin was Senior Vice President of MacAndrews Holdings from April 1986 to January 1993 and Vice President of MacAndrews Holdings from December 1984 to April 1986. Prior to joining MacAndrews Holdings in 1984, Mr. Halperin worked for the office of the New York State Attorney General.

     MR. NICHOLS (55) has been Vice President and a Director (Class I) of the Company since April 1997. He was Vice President and a Director of PFC from June 1992 until the Merger. He has been Executive Vice President and General Counsel of Revlon, Inc. and of Products Corporation since January 1998 and served as Senior Vice President and General Counsel of Revlon, Inc. and Products Corporation from their respective formations in 1992 until January 1998. Mr. Nichols has been Vice President of MacAndrews Holdings since 1988.


BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation and Stock Plan Committee (the "Compensation Committee").

     The Executive Committee consists of Messrs. Levin, Fox and Diener. The Executive Committee may exercise all of the powers and authority of the Board, except as otherwise provided under the Delaware General Corporation Law. The Executive Committee also serves as the Company's nominating committee for Board membership. The Audit Committee, consisting of Messrs. Dinkins, Rosenthal and Fox, makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, and reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls, changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors, among other things. The Audit Committee also monitors policies designed to prohibit unethical, questionable or illegal activities by the Company's employees. The Compensation Committee, consisting of Messrs. Drapkin, Dinkins and Rosenthal, makes recommendations to the Board of Directors regarding compensation and incentive arrangements (including performance-based arrangements) for the Chief Executive Officer, other executive officers, and officers and other key managerial employees of the Company. The Compensation Committee also considers and recommends awards of stock options to purchase shares of Class C Common Stock pursuant to The Cosmetic Center 1997 Stock Plan (the "Stock Plan") and administers the Stock Plan.

     During 1997, the Board of Directors held four meetings and acted five times by unanimous written consent, the Executive Committee acted five times by unanimous written consent, the Audit Committee held three meetings and the Compensation Committee held three meetings and acted twice by unanimous written consent. During 1997, all Directors attended 75% or more of the meetings of the Board of Directors and of the Committees of which they were members.


COMPENSATION OF DIRECTORS

     Directors who currently are not receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual retainer fee of $25,000, payable in quarterly installments, and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.


                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected, subject to ratification by the stockholders, KPMG Peat Marwick LLP to audit the accounts of the Company for the fiscal year ending December 26, 1998.

     KPMG Peat Marwick LLP ("KPMG") has been the Company's independent public accountants since May 1997. From May 1987 until May 1997 Arthur Andersen LLP, independent public accountants ("Arthur Andersen"), were the auditors of the Company. On May 1, 1997, the Company's Board of Directors adopted the recommendation of the Audit Committee and retained KPMG as the Company's independent auditors for the 1997 fiscal year. As required by the rules and regulations of the Securities and Exchange Commission ("SEC"), the Company filed a Current Report on Forms 8-K and 8-K/A with respect to its change in independent accountants. As required by Item 9 of Schedule 14A, the text of such Form 8-K/A is substantially set forth as follows. The change in independent auditors was not based upon any disagreements or reportable events as those terms are used in Item 304 of Regulation S-K, and Arthur Andersen did not resign or decline to stand for re-election. Rather, because for accounting purposes the Merger was treated as a reverse acquisition, with the result that PFC's historical financial statements are the continuing historical financial statements of the Company, and because KPMG audited the 1994, 1995 and 1996 financial statements of PFC, the Company determined that it was in its best interests to retain KPMG. Arthur Andersen's reports on the Company's financial statements for the fiscal years ended September 29, 1995 and September 27, 1996 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended September 29, 1995 and September 27, 1996, and through the date KPMG was retained, there were no disagreements with Arthur Andersen (even if resolved to the satisfaction of Arthur Andersen) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its audit reports. There were no events that would be considered "reportable events" pursuant to Item 304(a)(v) of Regulation S-K during the fiscal years ended September 29, 1995 and September 27, 1996 and in any subsequent interim period. As required pursuant to Item 304 of Regulation S-K, a letter from Arthur Andersen addressed to the SEC confirming its agreement with the statements in this paragraph was filed as an exhibit to the Company's Form 8-K/A filed on May 15, 1997. The Company requested KPMG to review the disclosure in this paragraph and provided KPMG with the opportunity to furnish the SEC with a letter addressed to the SEC containing any new information or clarification or the respects in which it does not agree with the statements made in this paragraph, and KPMG advised that no such letter was necessary.

     Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998 will require the affirmative vote of a majority of the total number of votes of outstanding shares of Class C Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.


     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998.


                              EXECUTIVE OFFICERS


     The following table sets forth certain information concerning each of the executive officers of the Company as of March 31, 1998.




NAME                  POSITION
-------------------   -------------------------------------------------------------
Jerry W. Levin        Chairman of the Board and Class II Director
William J. Fox        Vice Chairman of the Board and Class I Director
I. Howard Diener      President and Chief Executive Officer and Class III Director
Dwight W. Crawley     Senior Vice President -- Finance and Chief Financial Officer
Allan Goldman         Senior Vice President -- Merchandising
Helen Kuebler         Senior Vice President -- Store Operations

     The following sets forth the age, positions held with the Company and selected biographical information for the executive officers of the Company who are not directors. Biographical information with respect to Messrs. Levin, Fox and Diener is set forth above under the caption "Nominees for Election as Class III Directors and Other Current Directors."


     MR. CRAWLEY (36) has been Senior Vice President -- Finance and Chief Financial Officer of the Company since February 1998. From September 1992 to January 1998 he served as Controller and Secretary of Harris Teeter, Inc. and from July 1990 to August 1992 was Assistant Controller and Assistant Secretary of Harris Teeter, Inc. From June 1984 to July 1990 he worked as a certified public accountant at the international accounting firm of Arthur Andersen & Co.



     MR. GOLDMAN (43) has been Senior Vice President -- Merchandising of the Company since November 1995 and was Senior Vice President-Marketing of the Company from March 1995 to November 1995. From July 1988 to February 1995, Mr. Goldman was Vice President of Merchandising at Rite-Aid Corporation.


     MS. KUEBLER (48) was elected Senior Vice President -- Store Operations of the Company in August 1997. From February 1997 until April 1997 she served as Senior Vice President -- Store Operations of PFC, and from April 1997 until August 1997 she served as Senior Vice President -- Store Operations of the Company. She was Vice President -- Store Operations for PFC from October 1994 until February 1997, Regional Director for PFC from January 1992 until October 1994 and Regional Manager for PFC from September 1991 until January 1992. From April 1981 until September 1991 she held various managerial positions within Holdings.

                            EXECUTIVE COMPENSATION

     The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the persons who served as Chief Executive Officer of the Company during 1997 and the four most highly paid executive officers, other than the Chief Executive Officer, who served as executive officers of the Company as of December 27, 1997 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries during such periods (including for services to PFC in the period during 1997 prior to the Merger).

                          SUMMARY COMPENSATION TABLE



                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                    ANNUAL COMPENSATION (a)              AWARDS
                                              -----------------------------------   ---------------
                                                                         OTHER
                                                                        ANNUAL         SECURITIES      ALL OTHER
             NAME AND                          SALARY      BONUS     COMPENSATION      UNDERLYING     COMPENSATION
        PRINCIPAL POSITION           YEAR       ($)         ($)           ($)           OPTIONS           ($)
       -------------------          ------   ---------   -------    -------------    -------------    ------------
 I. Howard Diener                   1997      365,782     50,000         5,589          100,000          4,110
 President and Chief Executive
 Officer (b)
------------------------------------------------------------------------------------------------------------------
 Ben Kovalsky                       1997      194,010         --         3,484               --      1,185,109
 President, Chief Operating         1996      314,644         --            --           13,500             --
 Officer and Chief Executive        1995      306,680         --            --           13,500             --
 Officer (c)
------------------------------------------------------------------------------------------------------------------
 Mark Weinstein                     1997      387,474         --         2,524               --          8,800
 Vice Chairman of the Board (d)     1996      241,416         --            --           15,000          8,800
                                    1995      232,045         --            --           15,000          8,800
------------------------------------------------------------------------------------------------------------------
 Bruce Strohl                       1997      154,140         --           899           10,000         29,737
 Senior Vice President and          1996      120,075         --            --            7,500             --
 Chief Financial Officer (e)        1995      117,814         --            --            8,000             --
------------------------------------------------------------------------------------------------------------------
 Helen Kuebler                      1997      139,590     15,000         2,587           10,000         91,545
 Senior Vice President --
 Store Operations (f)
------------------------------------------------------------------------------------------------------------------
 Allan Goldman                      1997      157,177      6,300           592            5,000             --
 Senior Vice President --           1996      152,396         --            --               --             --
 Merchandising (g)                  1995       81,237         --            --               --             --
------------------------------------------------------------------------------------------------------------------

----------
(a) The amounts shown in Annual Compensation for 1997, 1996 and 1995 reflect salary, bonus and other annual compensation awarded to, earned by or paid to the persons listed for services rendered to the Company during such years as they served as executive officers of the Company.

(b) Mr. Diener became Chief Executive Officer of the Company in April 1997. The amount shown for Mr. Diener under Salary for 1997 includes $108,740 earned by Mr. Diener for services provided by Mr. Diener to PFC as PFC's president prior to the Merger, with the balance earned by Mr. Diener for services provided during 1997 to the Company. The amount shown for Mr. Diener under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Diener under All Other Compensation for 1997 reflects premiums paid or reimbursed by the Company in respect of life insurance.

(c) Mr. Kovalsky served as President, Chief Operating Officer and Chief Executive Officer of the Company from July 1995 until April 1997 and as President of the Company's retail division from April 1997 until August 1997. The amount shown for Mr. Kovalsky under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Kovalsky under All Other Compensation for 1997 reflects amounts payable to him upon termination of his employment agreement for accrued vacation, salary, non-competition covenant payments, payments in respect of cancellation of options and certain other amounts due under his agreement.

(d) Mr. Weinstein was Chairman of the Board of the Company from July 1995 until April 1997 and Vice Chairman of the Board during the remainder of 1997. Mr. Weinstein resigned as Vice Chairman of the Board and Director effective January 1998 but remains employed by the Company. The amount shown for Mr. Weinstein under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Weinstein under All Other Compensation for 1997 reflects split-dollar life insurance premiums (under which policy the Company is the beneficiary to the extent of the premiums paid by it). The amount shown for Mr. Weinstein under All Other Compensation for 1996 reflects split-dollar life insurance premiums. The amount shown for Mr. Weinstein under Long-Term Compensation Awards for 1995 reflects stock option grants at the fair market value of the Company's Class A Common Stock on the date of grant upon surrender of a like number of stock options.

(e) Mr. Strohl was Senior Vice President and Chief Financial Officer of the Company from April 1997 until February 1998. Mr. Strohl served as Vice President and Chief Financial Officer of the Company during 1995, 1996 and until April 1997. The amount shown for Mr. Strohl under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Strohl under All Other Compensation for 1997 reflects amounts paid to Mr. Strohl for accrued vacation. The amount shown for Mr. Strohl under Long-Term Compensation Awards for 1995 reflects stock option grants at the fair market value of the Company's Class A Common Stock on the date of grant upon surrender of a like number of stock options.

(f) Ms. Kuebler was elected Senior Vice President -- Store Operations of the Company in August 1997. The amount shown for Ms. Kuebler under Salary for 1997 includes $39,982 earned for services provided by Ms. Kuebler to PFC as PFC's Senior Vice President -- Store Operations prior to the Merger, with the balance earned by Ms. Kuebler for services provided during 1997 to the Company. The amount shown for Ms. Kuebler under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance and on imputed income arising out of certain relocation expenses paid or reimbursed by the Company. The amount shown for Ms. Kuebler under All Other Compensation for 1997 reflects payments in respect of certain relocation expenses paid or reimbursed by the Company.

(g) The amount shown for Mr. Goldman under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of premiums paid by or reimbursed by the Company in respect of life insurance.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

     During 1997, the following grants of options to purchase Class C Common Stock were made pursuant to the Stock Plan to the executive officers named in the Summary Compensation Table:




                                                                                                              GRANT
                                                                                                              DATE
                                                                INDIVIDUAL GRANTS                           VALUE (a)
                                          --------------------------------------------------------------   ----------
                                            NUMBER OF        PERCENT OF
                                            SECURITIES     TOTAL OPTIONS                                      GRANT
                                            UNDERLYING       GRANTED TO      EXERCISE OR                      DATE
                                             OPTIONS        EMPLOYEES IN      BASE PRICE     EXPIRATION      PRESENT
NAME AND PRINCIPAL POSITION                GRANTED (#)      FISCAL YEAR         ($/SH)          DATE         VALUE $
---------------------------------------   -------------   ---------------   -------------   ------------   ----------
I. Howard Diener ......................      100,000             38%           $3.13          4/29/07       $247,858
 President and Chief Executive
 Officer (b)
Ben Kovalsky ..........................            0             --               --               --             --
 President, Chief Operating Officer and
 Chief Executive Officer (b)
Mark Weinstein ........................            0             --               --               --             --
 Vice Chairman of the Board (b)
Bruce Strohl ..........................       10,000              4%           $3.13          4/29/07       $ 25,079
 Senior Vice President and Chief
 Financial Officer (b)
Helen Kuebler .........................       10,000              4%           $3.13          4/29/07       $ 25,079
 Senior Vice President -- Store
 Operations (b)
Allan Goldman .........................        5,000              2%           $3.13          4/29/07       $ 12,540
 Senior Vice President -- Merchandising

     The grants made during 1997 under the Stock Plan to Messrs. Diener, Strohl and Goldman and Ms. Kuebler were made on April 30, 1997 and consist of non-qualified options to purchase Class C Common Stock having a term of 10 years. The options granted to Mr. Diener become 100% vested on the third anniversary of the grant date, except that upon termination of employment by the Company other than for "cause" under his employment agreement, such options will vest with respect to 25% of the shares (if termination is between the first and second anniversaries of the grant date) and 50% of the shares (if termination is between the second and third anniversaries of the grant date). The options granted in 1997 to the other Named Executive Officers vest 25% each year beginning on the first anniversary of the grant date and will become 100% vested on the fourth anniversary of the grant date. The above table does not include options granted prior to 1997 to Messrs. Weinstein, Kovalsky, Strohl and Goldman to purchase shares of Class A Common Stock, which options were converted into options to purchase a like number of shares of Class C Common Stock on April 25, 1997 pursuant to the Merger.


----------
(a) Present values were calculated using the Black-Scholes option pricing model. The model as applied used the grant date of April 30, 1997. The model also assumes (i) risk-free rate of return of 6.79%, which was the rate as of the grant date for the U.S. Treasury Zero Coupon Bond issues with a remaining term similar to the expected term of the options, (ii) stock price volatility of 116% based upon the volatility of the Company's stock price, (iii) a constant dividend rate of zero percent and (iv) that the options normally would be exercised on the final day of their sixth year after grant. No adjustments to the theoretical value were made to reflect the waiting period, if any, prior to vesting of the stock options or the transferability (or restrictions related thereto) of the stock options.

(b) Mr. Diener has served as President and Chief Executive Officer since April 1997. Prior to that in 1997, Mr. Kovalsky served as President, Chief Operating Officer and Chief Executive Officer. Mr. Weinstein served as Chairman of the Board from January 1997 until April 1997 and as Vice Chairman of the Board from April 1997 until January 1998. Mr. Strohl served as Vice President and Chief Financial Officer during 1997 prior to the Merger and was Senior Vice President and Chief Financial Officer of the Company during 1997 after the Merger until February 1998 when his employment with the Company ceased. Mr. Crawley was elected Senior Vice President -- Finance and Chief Financial Officer in February 1998. Ms. Kuebler was elected Senior Vice President -- Store Operations in August 1997.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following chart shows the number of stock options exercised during 1997 and the 1997 year-end value of the stock options held by the executive officers named in the Summary Compensation Table:




                                                                                                         VALUE OF
                                                                        NUMBER OF SECURITIES        UNEXERCISED IN-THE-
                                                                       UNDERLYING UNEXERCISED          MONEY OPTIONS
                                     SHARES                              OPTIONS AT FISCAL          AT FISCAL YEAR-END
                                    ACQUIRED            VALUE               YEAR-END (#)               EXERCISABLE/
NAME                            ON EXERCISE (#)     REALIZED ($)     EXERCISABLE/UNEXERCISABLE     UNEXERCISABLE ($) (a)
----------------------------   -----------------   --------------   ---------------------------   ----------------------
I. Howard Diener ...........              0                  0                 0/100,000                   0/0
 President and Chief
 Executive Officer
Ben Kovalsky ...............         82,000            218,040                       0/0                   0/0
 President, Chief Operating
 Officer and Chief Executive
 Officer
Mark Weinstein .............         11,240             34,844                  18,760/0                   0/0
 Vice Chairman of the Board
Bruce Strohl ...............              0                  0             19,000/10,000                   0/0
 Senior Vice President and
 Chief Financial Officer (b)
Helen Kuebler ..............              0                  0                  0/10,000                   0/0
 Senior Vice President --
 Store Operations
Allan Goldman ..............              0                  0               1,879/5,000                   0/0
 Senior Vice President --
 Merchandising

----------
(a) Since $2.375, the December 26, 1997 Nasdaq National Market closing price per share of the Class C Common Stock, is less than the exercise price of the stock options held by the executive officers in the above table, no in-the-money options existed at the end of fiscal 1997. The actual value, if any, an executive may realize is dependent upon the amount by which the market price of shares of Class C Common Stock exceeds the exercise price per share when the stock options are exercised. Accordingly, actual value may be realized.

(b) Mr. Strohl is no longer employed by the Company and, as a result, all options held by him and not exercised on or before March 23, 1998 were cancelled pursuant to the terms of the Stock Plan.


EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Messrs. Diener, Weinstein and Goldman are parties to employment agreements with the Company, and during 1997 Messrs. Kovalsky and Strohl were parties to employment agreements with the Company. Mr. Diener's employment agreement, dated as of April 25, 1997, provides that he will serve as the President and Chief Executive Officer of the Company at a base salary of not less than $350,000 for 1997 subject to increases at the Company's discretion. The agreement requires that management recommend to the Compensation Committee that Mr. Diener be granted options to purchase 100,000 shares of the Company's Class C Common Stock in 1997 and 50,000 shares in each year thereafter during the term. The agreement with Mr. Diener also provides for Company-paid supplemental term life insurance in the amount of $1,000,000. At any time on or after the second anniversary of the effective date of his agreement, the Company may terminate the term of Mr. Diener's agreement by 12 months' prior notice of non-renewal. Mr. Diener's agreement also provides that in the event of termination of the term by the Company (otherwise than for "cause" as defined in the employment agreement or disability) or by Mr. Diener for failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option grants, Mr. Diener would be entitled to severance equal to his base salary then in effect for a total of twenty-four months. Prior to the Merger, Mr. Weinstein had an employment agreement with the Company. At the time of the Merger, Mr. Weinstein entered into an employment and non-competition agreement with the Company dated as of April 25, 1997 that provides for annual payments of $315,000 and $150,000 in respect of salary and a non-competition covenant, respectively. The agreement provides that Mr. Weinstein may participate in certain of the Company's benefit programs (principally medical and disability insurance). The agreement has a four-year term and provides that if Mr. Weinstein is terminated for other than "good cause" (as defined in the agreement), the Company would be obligated to pay Mr. Weinstein the balance of the salary and non-competition payment due over the remaining term of the agreement. If there is a "change in control" (as defined in the agreement) of the Company, Mr. Weinstein may elect to treat such change of control as a termination for other than "good cause," and the Company would be obligated to pay Mr. Weinstein the balance of the salary and non-competition payments due in a single lump sum payment. Additionally, upon death, expiration of the term of the agreement, change in control of the Company or termination for other than "good cause," the Company would be obligated to purchase all of Mr. Weinstein's options at the difference between the market price of the Class C Common Stock on the termination date and the exercise prices of the options. The agreement also requires that the Company continue in effect and pay the premium on a life insurance policy in the face amount of $1 million. The Company is the beneficiary of the policy to the extent of the premiums paid by it. Mr. Kovalsky was party to an employment agreement with the Company that was amended as of April 25, 1997. Pursuant to his employment agreement, upon his resignation in August 1997, Mr. Kovalsky received a lump sum payment equal to his salary and non-competition payments through February 2000 (the end of the term of the agreement) and payment for his options at the difference between market price on the date of termination (but not less than $7.63) and the exercise prices of such options. During 1997, the Company had an employment agreement with Mr. Strohl that provided for an annual salary of $170,100 for 1997. Effective February 1998, Mr. Strohl is no longer employed by the Company. The Company has an employment agreement with Mr. Goldman that provides for an annual salary of $150,000, subject to annual increases at the Company's discretion. Mr. Goldman's agreement commenced on October 1, 1996 with a one-year term and automatic extension for successive additional 12-month periods unless a notice to terminate the agreement is given by the Company at least 90 days prior to the expiration of the term of the agreement (including any extension). The agreement provides that if Mr. Goldman is terminated by the Company without cause or after the expiration of the term, the Company would be obligated to pay Mr. Goldman an amount equal to one year's salary.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997 prior to the Merger, the Compensation Committee was made up of Ms. Anita Weinstein, who was an executive officer of the Company during 1997 prior to the Merger, and Mr. Donald Rogers. During 1997 after the Merger, the Compensation Committee (made up of Messrs. Drapkin (since August 1997) and Dinkins and Rosenthal (since April 1997)) determined compensation of executive officers of the Company for 1997.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the Compensation Committee of the Company's Board of Directors, which consists of Messrs. Dinkins, Rosenthal and Drapkin.

     Pursuant to the rules promulgated under the Exchange Act, set forth below is the report of the Compensation Committee regarding its compensation policies for 1997 for the Company's executive officers, including the Chief Executive Officer. The key elements of compensation used by the Company are base salary and performance-based incentives, including annual cash bonuses and stock options. This report discusses the Company's practices regarding each of these elements as applied to the executive officers generally and concludes with a separate discussion of Mr. Diener's compensation in particular.

     The Company's executive compensation practices are designed to support its business goals of fostering profitable growth and increasing long-term stockholder value. The Company seeks to align the interests of executives and stockholders through the use of a performance-based cash bonus plan and a stock-based compensation plan, and the Company's policy is to reward superior performance: the better the individual and/or Company performance against established goals and objectives, the greater the compensation reward. Finally, the Company's compensation package is designed to be competitive with the compensation practices of other comparable retailers of similar size.

     In addition to Company sources, the Compensation Committee retains the services of independent compensation consultants from time to time to help it assess the competitiveness of the Company's executive compensation practices. In connection with the Merger, KPMG reviewed the salaries of selected executive officers of the Company, establishing norms for salary, bonus and long-term equity compensation based on the practices of similarly-sized retail companies.



BASE SALARY

     The Company's practice is to pay salaries that reflect the executive's position in the Company, the scope of his or her responsibilities and his or her contributions as determined by the Compensation Committee and that are competitive with other retail companies of similar size.

     The policy is to target the salary range for executive officers at a level which is competitive with the practices of other retail companies of similar size, with salaries above that level available to exceptional performers and key contributors to the success of the Company. The annual salaries of Messrs. Diener, Weinstein and Goldman, established in their respective employment agreements, and of Ms. Kuebler, are based upon this policy. Annual salary adjustments are based on individual performance, assumption of new responsibilities, competitive data and the Company's overall annual salary budget guidelines.


ANNUAL CASH BONUS


1997 EXECUTIVE BONUS ARRANGEMENT AND 1998 EXECUTIVE BONUS PLAN

     During 1997, the Company had a discretionary bonus arrangement (the "1997 Executive Bonus Arrangement") in which certain executives (including Messrs. Diener and Goldman and Ms. Kuebler) participated. Messrs. Weinstein and Kovalsky did not participate in the 1997 Executive Bonus Arrangement. The 1997 Executive Bonus Arrangement provided for payment of cash compensation at the discretion of the Company to the extent of achievement of certain performance goals for 1997 subsequent to the Merger.

     Bonuses under the 1997 Executive Bonus Arrangement for executive officers for 1997 were determined based on the extent of performance of the executive officers against specific performance goals. The performance measures for Mr. Diener were based principally upon the integration of PFC and the Company after the Merger. The performance measures for Mr. Goldman were based principally upon gross margin, asset management, net sales and reduction of advertising expenses. The performance measures for Ms. Kuebler were based principally upon net sales, store openings and expense control. The Compensation Committee determined to pay Mr. Diener a bonus of $50,000 in respect of 1997. During 1997, Mr. Goldman achieved 35% of his performance objectives, and Ms. Kuebler achieved 70% of her performance objectives. Mr. Strohl did not receive a bonus under the 1997 Executive Bonus Arrangement.

     Effective for 1998, the Company adopted a bonus plan (the "1998 Executive Bonus Plan") in which executives (including Messrs. Diener, Crawley and Goldman and Ms. Kuebler) will participate. Mr. Weinstein will not participate in the 1998 Executive Bonus Plan. The 1998 Executive Bonus Plan provides for payment of cash compensation in respect of 1998 upon the achievement of predetermined corporate and/or individual performance goals during 1998. The maximum award payable to any participant under the 1998 Executive Bonus Plan with respect to any bonus year is 100% of base salary.


LONG-TERM PERFORMANCE-BASED INCENTIVES

     The Company's principal compensation vehicle for encouraging long-term growth and performance is the grant of stock options under the Stock Plan.

THE STOCK PLAN

     Under the Stock Plan, stock options generally are granted annually to executive officers. Guidelines for the size of stock option awards are developed based on factors similar to those used to determine salary and bonus, including the executive's position in the Company and his or her contributions as determined by the Compensation Committee and a review of the practices of retail companies of similar size. Since the Company, with the concurrence of the Compensation Committee, views the granting of stock options as a way to obtain competitive compensation advantage, it is the Company's policy to target award levels so that, when taken together with salary and cash bonus, total compensation would be competitive with the total compensation of executives in retail companies of similar size. Actual grants may vary from target levels based on individual performance, Company performance or the assumption of increased responsibilities.

     The grants of options for shares of Class C Common Stock made under the Stock Plan during 1997 to Messrs. Diener, Strohl and Goldman and Ms. Kuebler and the grants of options to all other executive officers and employees of the Company are comprised of non-qualified options having a term of 10 years. The options granted to Mr. Diener become 100% vested on the third anniversary of the grant date, except that upon termination of employment by the Company other than for "cause" under his employment agreement, such options will vest with respect to 25% of the shares (if termination is between the first and second anniversaries of the grant date) and 50% of the shares (if termination is between the second and third anniversaries of the grant date). The options granted in 1997 to Mr. Levin, Chairman of the Board, vested 50% on the grant date and will vest 100% on the first anniversary of the grant date. The options granted to all other executive officers and employees of the Company will vest 25 % each year beginning on the first anniversary of the grant date and will become 100% vested on the fourth anniversary of the grant date. This approach is designed to motivate the creation of stockholder value over the long term since the full benefit of the stock option grant cannot be realized unless stock price appreciation occurs over a number of years.

     The Company also had a 1991 Stock Option Plan (the "1991 Option Plan"), which plan was amended by the Company's Board of Directors at the time of the Merger to provide that no further options are to be granted under the 1991 Option Plan. Pursuant to the terms of the 1991 Option Plan, all outstanding but unexercised options to the extent that they were not fully vested became exercisable in full on the date of the Merger. Pursuant to the Merger, holders of options to purchase shares of Class A Common Stock or Class B Common Stock under the 1991 Option Plan received equivalent options to purchase Class C Common Stock (other than with respect to any options with an exercise price of less than $7.63 for which the holders had the option to elect to receive cash equal to the difference between $7.63 and the exercise price per share of such options as a result of the cash election in connection with the Merger). The 1991 Option Plan will terminate on December 31, 2000, or on such earlier date as the Company's Board of Directors may determine.

     Messrs. Weinstein and Goldman hold options under the 1991 Option Plan for 18,760 and 1,879 shares of Class C Common Stock, respectively, all of which are vested.


1997 CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee reviewed and recommended the overall compensation of I. Howard Diener, who is currently and who during 1997 since the Merger served as the Chief Executive Officer of the Company. In setting Mr. Diener's 1997 base salary and bonus eligibility in his employment agreement, the Compensation Committee considered Mr. Diener's tenure and performance as President of PFC and the contributions that would be required of him in connection with the Merger and the post-Merger integration and operations of the Company, as well as a comparison of base salaries, annual bonus and long-term compensation of chief executive officers at similarly-sized retail companies.

     As discussed above in the Annual Cash Bonus section, the Compensation Committee determined to make a discretionary bonus payment to Mr. Diener in respect of 1997 based upon Mr. Diener's achievements in connection with the post-Merger integration.

     The stock option grant to Mr. Diener during 1997 was specified in his Employment Agreement and, as with base salary and bonus eligibility, was determined by the Compensation Committee with reference to Mr. Diener's position in the Company, his tenure and performance as President of PFC, the contributions that would be required of him in connection with the Merger and the post-Merger integration and operations of the Company and retail industry practices. The Compensation Committee's intent was to condition a meaningful portion of Mr. Diener's total compensation upon Company performance and stockholder value and to serve as a means to retain Mr. Diener.


     In summary, the Compensation Committee believes that executive performance significantly influences Company performance and, therefore, the Compensation Committee's approach to executive compensation has been guided by the principle that executives should have the potential for increased earnings when performance objectives are exceeded, provided there is appropriate downside risk if performance targets are not met.



                                        Compensation and Stock Plan Committee


                                        Donald G. Drapkin (Chairman)
                                        David N. Dinkins
                                        Harvey S. Rosenthal

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (commencing April 30, 1997, the first day of trading in the Class C Common Stock after the Merger) of shares of Class C Common Stock with that of the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Total Return Industry Index for the Nasdaq Retail Stocks. The comparison for the period presented assumes that $100 was invested on April 30, 1997 in Class C Common Stock and in the stocks in the indexes and that all dividends are reinvested. The indexes, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.


[GRAPHIC OMITTED]





                                                           APRIL 30, 1997   DECEMBER 26, 1997
                                                          ---------------- ------------------
The Cosmetic Center, Inc. Class C Common Stock ..........       $100            $  76.00
Nasdaq U.S. Index .......................................        100              121.00
Nasdaq Retail Trade Index ...............................        100              122.00

     On December 26, 1997, the last business day before the Company's fiscal year end, the closing sales price of the Class C Common Stock as reported by the Nasdaq National Market was $2.375. On March 24, 1998, the Record Date, the closing sales price of the Class C Common Stock as reported by the Nasdaq National Market was $5.125.


                           OWNERSHIP OF COMMON STOCK


     The following table sets forth as of March 24, 1998, the number of shares of Class C Common Stock beneficially owned, and the percent so owned, by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Class C Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officers during 1997 and each of the other Named Executive Officers during 1997 and (iv) all current directors and executive officers of the Company as a group. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of Class C Common Stock as to which a person has sole or shared voting power or investment power and any shares of Class C Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

NAME AND ADDRESS                                           AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP     PERCENT OF CLASS
-------------------------------------------------------   ----------------------   -----------------
Revlon Consumer Products Corporation ..................          8,479,335(1)             84.6%
I. Howard Diener ......................................                  0
David Dinkins .........................................                  0
Donald Drapkin ........................................             20,200(2)                *
George Fellows ........................................             15,000                   *
William J. Fox ........................................              7,500(3)                *
Allan Goldman .........................................              4,129(4)                *
Richard Halperin ......................................                  0
Ben Kovalsky ..........................................              2,500                   *
Helen Kuebler .........................................              2,500(5)                *
Jerry W. Levin ........................................            130,200(6)              1.3%
Wade H. Nichols .......................................             12,500(7)                *
Harvey Rosenthal ......................................                  0
Bruce Strohl ..........................................              2,300                   *
Mark Weinstein ........................................            295,680(8)              2.9%
All Current Directors and Executive Officers as a Group
 (12 Persons) .........................................            192,029                 1.9%

----------
*     Less than one percent.

(1) Revlon Consumer Products Corporation is a wholly owned subsidiary of Revlon, Inc. Ronald O. Perelman, 35 East 62nd Street, New York, New York 10022, through Mafco Holdings (which through REV Holdings), beneficially owns 83.1% of the outstanding common stock of Revlon, Inc. and has approximately 97.4% of the combined voting power of the outstanding common stock of Revlon, Inc. All of the shares of the Company that are owned by Revlon Consumer Products Corporation are pledged to secure obligations. All of the shares of Revlon, Inc. that are owned by REV Holdings are pledged to secure obligations, and shares of intermediate holding companies are or may from time to time be pledged to secure obligations of Mafco Holdings or its affiliates.

(2) Includes 200 shares held by trust for Mr. Drapkin's children as to which beneficial ownership is disclaimed.

(3) Includes 1,250 shares owned by Mr. Fox's daughter as to which beneficial ownership is disclaimed and 6,250 shares which may be acquired under options which vest on April 30, 1998.

(4) Includes 1,879 shares which may be acquired under options which vested on April 25, 1997 and 1,250 shares which may be acquired under options which vest on April 30, 1998.

(5) Reflects 2,500 shares which may be acquired under options which vest on April 30, 1998.

(6) Includes 5,200 shares owned by Mr. Levin's daughter as to which beneficial ownership is disclaimed, 25,000 shares which may be acquired under options which vested on April 30, 1997 and 25,000 shares which may be acquired under options which vest on April 30, 1998.

(7) Includes 2,500 shares which may be acquired under options which vest on April 30, 1998.

(8) Includes 62,033 shares held by a family limited partnership, 46,838 shares owned by Mr. Weinstein's children and 3,924 shares owned by Mr. Weinstein's spouse, as to all of which Mr. Weinstein disclaims beneficial ownership, and 18,760 shares which may be acquired under options which vested on April 25, 1997.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


HOLMDEL LEASE

     During 1997 prior to the Merger, PFC occupied a headquarters office, warehouse and distribution facility in Holmdel, New Jersey owned by Products Corporation without any written arrangement with Products Corporation. The amount charged to PFC by Products Corporation for the Holmdel facility amounted to approximately $211,000 for the period in 1997 prior to the Merger. During 1997 after the Merger, the Company leased from Products Corporation the headquarters and warehouse and distribution facility that PFC occupied in Holmdel, New Jersey at a base rental of $395,250 per annum plus the Company's proportionate share of operating and tax expense escalations (the "Holmdel Lease"). The Holmdel Lease was terminated by the Company effective June 25, 1997. The Company paid Products Corporation approximately $141,000 under the Holmdel Lease for the period in 1997 after the Merger until the termination of the Holmdel Lease.

EMPLOYEE STORE LEASES

     During 1997 prior to the Merger, PFC occupied the employee stores located in New York City and Apex, North Carolina, which were leased from unaffiliated third parties by Products Corporation and a subsidiary of Products Corporation, respectively, and occupied the five remaining employee stores located in Edison, New Jersey (two stores); Irvington, New Jersey; Phoenix, Arizona and Oxford, North Carolina without any written arrangement with Products Corporation. PFC did not make any payments to Products Corporation for the New York City store for the period in 1997 prior to the Merger. PFC paid Products Corporation approximately $5,200 for the Apex, North Carolina employee store for the period in 1997 prior to the Merger. PFC paid to Products Corporation rental and other allocated charges for the five employee stores that amounted to approximately $30,000 in the aggregate for the period in 1997 prior to the Merger.

     The Company sublet the New York City employee store from Products Corporation from the date of the Merger, and approximately $68,000 is payable to Products Corporation under such sublease from the date of the Merger through the end of fiscal 1997. The lease for the Apex, North Carolina store was assigned to the Company by a subsidiary of Products Corporation at the time of the Merger. From and after the Merger, the Company continues to occupy the employee stores located in Edison, New Jersey; Irvington, New Jersey; Oxford, North Carolina and Phoenix, Arizona pursuant to leases from Products Corporation with terms of one year at an annual rent of $73,150, $20,064, $39,600 and $31,200, respectively, for the first year, with the option to renew for nine additional one-year periods with rent increases of 5% of the annual base rent for each renewal year (the "Employee Store Leases"). Operating costs are included in the rent. If at any time during the term of such Employee Store Leases Products Corporation enters into an agreement with a non-affiliate for the sale or lease of the facility in which a store is located, Products Corporation may terminate the relevant lease upon notice effective the earlier to occur of five business days before the closing of such sale or lease transaction, or 180 days following the giving of such notice. In addition, at any time during the term either party may terminate the applicable lease if Products Corporation ceases or substantially diminishes its operations in the portion of a building in which a store is located. Products Corporation may terminate at any time after the second anniversary of the date of the leases if
(i) Products Corporation or any of its affiliates no longer have the power to vote, directly or indirectly, a majority of the voting power of outstanding shares of the Company; (ii) all or substantially all of the Company's assets are sold to any person other than an affiliate of Products Corporation or (iii) an agreement is entered into by Products Corporation that would result in either (i) or (ii). If Products Corporation exercises such termination right after the second year of the leases but before the beginning of the fifth year, Products Corporation must give at least one year's notice. Thereafter, Products Corporation may terminate in such event on 180 days' notice. Products Corporation is not obligated to terminate any or all of the leases in such event, but may choose to retain the Company as a tenant in one or more locations.


SERVICES AGREEMENT

     During 1997 prior to the Merger, Products Corporation provided certain services to PFC for which PFC was charged direct and indirect expenses incurred by Products Corporation in providing such services. Such services included insurance and risk management services, travel, legal services, treasury and finance services, customer service, information systems and audit services. The amounts charged by Products Corporation to PFC for such allocated expenses amounted to approximately $689,000 for the period in 1997 prior to the Merger.

     On April 25, 1997, Products Corporation and the Company entered into a services agreement (the "Services Agreement") pursuant to which Products Corporation provides services, including executive, treasury, legal, human resources, accounting, tax, real estate, management information services, corporate information services, including investor relations, risk management, participation in Products Corporation's insurance and self-insurance programs and warehouse and distribution services (collectively, the "Services"), as and to the extent requested by the Company. The Company pays Products Corporation the actual cost incurred by Products Corporation in providing the Services. To the extent the Services are secured from third party providers such as insurance carriers or outside advisors such as lawyers and accountants, the Company pays to Products Corporation that portion of the amounts due to such third party providers as is allocable to the Services purchased for and provided to or for the benefit of the Company. Additionally, the Company reimburses Products Corporation for all other reasonable out-of-pocket expenses incurred by Products Corporation in providing the Services. During 1997, the Company paid Products Corporation a one-time payment of $340,000 to cover all severance costs expected to be incurred by Products Corporation with respect to the termination of certain Products Corporation employees who provided Services to PFC prior to the Merger as a result of the Company's decision to consolidate certain warehouse, distribution and headquarters operations in Maryland. The Services Agreement provides that Products Corporation need not make available any Services to the Company to the extent doing so would cause an unreasonable burden to Products Corporation or to the extent that Products Corporation discontinues such Services within its organization. The total amount paid to Products Corporation in connection with the provision of such Services during 1997 after the Merger was approximately $688,000 (not including the one-time payment of $340,000 to cover severance costs). The Services Agreement or any severable part thereof may be terminated by either party on 180 days' notice. In addition, if at any time Products Corporation together with its affiliates no longer have the power to vote, directly or indirectly, a majority of the voting power of outstanding shares of the Company or if all or substantially all of the Company's assets are sold to any person other than an affiliate, Products Corporation may terminate the Services Agreement upon 30 days' prior notice.


SUPPLY AGREEMENT

     During 1997 prior to the Merger, PFC purchased products for approximately $2.8 million from Products Corporation and its affiliate, Holdings, without any written arrangement.

     On April 25, 1997, Products Corporation and the Company entered into a purchase and supply agreement (the "Supply Agreement") for a term of at least two and a maximum of four years pursuant to which Products Corporation supplies to the Company for resale in its retail stores, and not for wholesale distribution, first quality products and first quality excess products, and for resale only in the PFC outlet stores, and not for wholesale distribution, discontinued and returned and refurbished products (subject in all cases to the availability of product). During 1997 subsequent to the Merger, the Company purchased products under the Supply Agreement from Products Corporation for approximately $7.8 million. The Supply Agreement provides that Products Corporation may terminate the agreement effective at any time after April 25, 1999 on one year's notice if Products Corporation together with its affiliates no longer have the power to vote, directly or indirectly, a majority of the voting power of outstanding shares of the Company or if all or substantially all of the Company's assets are sold to any person other than an affiliate.


EMPLOYEE BENEFITS

     During 1997 prior to the Merger, PFC employees were eligible to participate in Products Corporation-sponsored employee pension benefit plans, including the Revlon Savings, Investment and Profit Sharing Plan and the Revlon Employees' Retirement Plan and Products Corporation-sponsored employee welfare benefit plans, including medical, dental, life and disability insurance coverage. The minimum amounts required pursuant to the Employee Retirement Income Security Act, as amended, were contributed annually by Products Corporation on behalf of PFC employees who participated in the Products Corporation-sponsored plans. PFC recorded approximately $1.3 million in 1997 during the period prior to the Merger, in benefit expenses for its share of the pension and welfare benefit plans liability for PFC's employees. Products Corporation union employees who provided services to PFC prior to the Merger were covered by the Revlon/UAW Pension Plan and the UAW Group Welfare Plan. Pension and welfare expenses for the Products Corporation union employees were charged directly to PFC and were included within amounts reflected in the "Services Agreement" paragraph above. From and after the Merger, employees of the Company participate in benefit plans sponsored by the Company and no longer participate in plans sponsored by Products Corporation.

TAX SHARING AGREEMENT

     Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, including PFC during 1997 prior to the Merger, and Mafco Holdings are parties to a tax sharing agreement (as subsequently amended, the "Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon, Inc. and Products Corporation or its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. and Products Corporation or a subsidiary of Products Corporation is a member of such group. On April 25, 1997 the Company became a party to the Tax Sharing Agreement. Revlon, Inc. has agreed to pay Products Corporation its share of any payment received by Revlon, Inc. from Mafco Holdings under the Tax Sharing Agreement and Products Corporation has agreed to pay to each of its subsidiaries, including the Company, its share of any payment received by Products Corporation from Revlon, Inc. under the Tax Sharing Agreement. Pursuant to the Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Products Corporation will pay to Revlon, Inc., which in turn will pay to Mafco Holdings, amounts equal to the taxes that such corporation would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Products Corporation), except that Products Corporation will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by Products Corporation or Revlon, Inc. if and to the extent Products Corporation is prohibited under its credit agreement from making cash tax sharing payments to Revlon, Inc. Products Corporation's credit agreement currently prohibits Products Corporation from making tax sharing payments other than in respect of state and local income taxes.

     Pursuant to the Tax Sharing Agreement, each of the subsidiaries of Products Corporation, including the Company, has agreed to pay to Products Corporation an amount equal to its liability for federal, state and local income taxes (including estimated taxes), if any, calculated as if it were filing separate returns. Since the payments to be made by subsidiaries of Products Corporation, including the Company, to Products Corporation under the Tax Sharing Agreement will be determined by the amount of taxes that such subsidiaries would otherwise have to pay if they were to file separate federal, state or local income tax returns, the Tax Sharing Agreement will benefit Products Corporation to the extent Products Corporation can offset the taxable income generated by such subsidiaries, including the Company, against losses and tax credits generated by Products Corporation and its other subsidiaries. There were no cash payments in respect of federal taxes made by the Company to Products Corporation pursuant to the Tax Sharing Agreement for 1997.


REGISTRATION RIGHTS AGREEMENT

     On April 25, 1997, the Company entered into a registration rights agreement with Products Corporation pursuant to which Products Corporation is entitled to demand on any three occasions that the Company file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the sale of the Company's Class C Common Stock owned by Products Corporation and will also be entitled to include such shares in certain registration statements filed for the benefit of the Company (the "Registration Rights Agreement"). The Company will bear all expenses of such registration statements, except for fees and expenses of counsel for Products Corporation and underwriters' discounts, fees and expenses.


STOCKHOLDERS AGREEMENT

     At the time of the Merger, Mark Weinstein, Vice Chairman and a Director of the Company during 1997, and certain members of his family (the "Weinstein Group") and Products Corporation entered into a stockholders agreement (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, members of the Weinstein Group holding at least 25% of all outstanding Class C Common Stock held by the Weinstein Group in the aggregate are entitled to demand on one occasion that the Company file a registration statement under the Securities Act for the sale of their Class C Common Stock. Mr. Weinstein and the other members of the Weinstein Group are also entitled to include their Class C Common Stock in certain registration statements filed for the benefit of the Company. The Company will bear all expenses of such registration statements, except for fees and expenses of counsel for the Weinstein Group and underwriters' discounts, fees and expenses. The Stockholders Agreement provides that for three years from the consummation of the Merger, Mr. Weinstein and the other members of the Weinstein Group will vote all of their Class C Common Stock in favor of Products Corporation's nominees for director so that Products Corporation will at all times maintain representation on the Company's Board of Directors equal to Products Corporation's percentage ownership of Class C Common Stock, but not less than seven board seats, including two independent directors, and Products Corporation will vote its shares in favor of Mr. Weinstein or the Weinstein Group's nominee for director equal to the Weinstein Group's aggregate percentage ownership of Class C Common Stock, after giving effect to the Merger and the cash election, but not less than one nor more than two board seats.


                            ADDITIONAL INFORMATION

     THE COMPANY WILL MAKE AVAILABLE TO BENEFICIAL HOLDERS OF CLASS C COMMON STOCK A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 1997, AND ANY QUARTERLY REPORTS ON FORM 10-Q FILED THEREAFTER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, THE COSMETIC CENTER, INC., 8700 ROBERT FULTON DRIVE, COLUMBIA, MARYLAND 21046. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, MARCH 24, 1998, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SHARES OF CLASS C COMMON STOCK ENTITLED TO VOTE.

     In order to ensure timely delivery of such documents prior to the Annual Meeting, any request should be received by the Company promptly.

     STOCKHOLDERS WHO ARE NOT STOCKHOLDERS OF RECORD WHO WISH TO ATTEND THE ANNUAL MEETING SHOULD BRING WRITTEN EVIDENCE OF BENEFICIAL OWNERSHIP OF CLASS C COMMON STOCK TO THE ANNUAL MEETING.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     The Company's executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports also must be furnished to the Company.

     Based solely upon a review of copies of such reports furnished to the Company through the date hereof and written representations that no reports were required, the Company believes that all filing requirements applicable to its executive officers, directors and 10% holders were complied with during 1997.


                             STOCKHOLDER PROPOSALS

     Under the rules and regulations of the SEC as currently in effect, any holder of at least one percent or $1,000 in market value of shares of Class C Common Stock held for at least one year who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of Stockholders to be held in 1999 must transmit that proposal (along with his or her name, address, the number of shares of Class C Common Stock that he or she holds of record or beneficially, the dates on which the securities were acquired and documentary support for a claim of beneficial ownership) in writing by certified mail -- return receipt requested to the Chief Financial Officer of the Company, 8700 Robert Fulton Drive, Columbia, Maryland 21046. Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 1999 must be received by the Chief Financial Officer of the Company not later than December 9, 1998. The deadline for receipt of stockholder proposals for inclusion at the Annual Meeting of Stockholders to be held May 5, 1998 was December 5, 1997, and no proposals were so received.

     Holders of shares of Class C Common Stock desiring to have proposals submitted for consideration at future meetings of the stockholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

                                OTHER BUSINESS


     The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies intend to vote the shares of Class C Common Stock they represent in accordance with their best judgment.


New York, New York
April 9, 1998


                                        By Order of the Board of Directors
                                        Dwight W. Crawley
                                        Senior Vice President and Chief
                                        Financial Officer

                          THE COSMETIC CENTER, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 5, 1998

  The undersigned hereby appoints Robert K. Kretzman and Dwight W. Crawley, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on this card, all shares of Class C Common Stock of The Cosmetic Center, Inc. (the "Company") held of record by the undersigned at the close of business on March 24, 1998, at the Annual Meeting of Stockholders to be held on May 5, 1998 or any adjournment thereof.

1. ELECTION OF DIRECTORS

        FOR all nominees listed  [ ]                 WITHHOLD AUTHORITY  [ ]
   (except as marked to the contrary below):        to vote for all nominees
                                                         listed below

Class III Director Nominees: I. Howard Diener, David N. Dinkins and
Harvey Rosenthal
-----------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1998.

           [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

3. IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE THREE NOMINEES FOR ELECTION AS CLASS III DIRECTORS AND FOR PROPOSAL 2.
                        (To be signed on Reverse Side)

  Stockholders are urged to date, mark, sign and return this Proxy promptly in the envelope provided, which requires no postage if mailed within the United States.
                                                   Dated:               , 1998
                                                         ---------------

                                                   --------------------------
                                                           (Signature)

                                                   --------------------------
                                                           (Signature)

                                                   NOTE: PLEASE SIGN EXACTLY
                                                   AS NAME OR NAMES APPEAR ON
                                                   STOCK CERTIFICATE AS
                                                   INDICATED HEREON.